UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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SILVACO GROUP, INC.

(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 22, 2025, at 9:00 a.m. local (Pacific) time

Place:	Live interactive webcast on the Internet at www.virtualshareholdermeeting.com/svco2025. You will not be able to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) in person.

Items of Business:	1.	Elect the nominees named in the attached Proxy Statement to the Board of Directors, each to serve for a one-year term expiring in 2026.
	2.	Approve an Amendment and Restatement of the Certificate of Incorporation to allow for the removal of directors by the stockholders without cause.

Record Date:
The Board of Directors has fixed the close of business on March 25, 2025, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:
Your vote is very important to us. Whether or not you plan to participate in the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you participate in and vote at the Annual Meeting, your proxy or voting instructions will not be used.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2024 Annual Report on Form 10-K are first being made available to stockholders at www.proxyvote.com on or about April [11], 2025. You are encouraged to access and review all of the important information contained in our proxy materials before voting.
By Order of the Board of Directors, Dr. Babak Taheri Chief Executive Officer April [11], 2025: Santa Clara, California

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PROXY SUMMARY
This section highlights information about Silvaco Group, Inc. (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”) that is contained elsewhere in this Proxy Statement. This section does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.
ABOUT SILVACO
We are a provider of TCAD, EDA software and SIP solutions that enable semiconductor design and digital twin modeling through AI software and innovation. Silvaco’s solutions are used for semiconductor and photonics processes, devices and systems development across display, power devices, automotive, memory, high performance compute, foundries, photonics, internet of things and 5G/6G mobile markets for complex SoC design. We are headquartered in Santa Clara, California, and have a global presence with offices located in North America, Europe, Brazil, China, Japan, Korea, Singapore and Taiwan.  On May 8, 2024, we completed our initial public offering (the “IPO”), and our common stock began trading on the Nasdaq Global Select Market under the ticker “SVCO.”
BOARD OF DIRECTORS SNAPSHOT
The following table sets forth certain information regarding our directors as of April [11], 2025. For detailed biographies of our directors, see “Proposal 1-Election of Directors—Director Nominees” on pages 5 to 7.

Name	Age	Director Since	Independent	Primary Occupation	Committee Membership*
Katherine S. Ngai-Pesic	75	2012	No	President of Kipee International, Inc.	CC, NCGC
Dr. Hau L. Lee	72	2022	Yes	Retired Professor and Independent Board Director	CC, NCGC
Anita Ganti	53	2024	Yes	Independent Board Director	CC (Chair)
William H. Molloie, Jr.	60	2022	Yes	Lecturer at the University of California, San Diego Rady School of Management	AC (Chair)
Anthony K. K. Ngai	43	2018	Yes	Chief Financial Officer of Unience.io	AC, CC, NCGC (Chair)
Dr. Walden C. Rhines	78	2022	Yes	Chief Executive Officer of Cornami, Inc.	AC
Jodi L. Shelton	59	2022	Yes	Chief Executive Officer of the Global Semiconductor Alliance	CC, NCGC
Dr. Babak A. Taheri	63	2019	No	Chief Executive Officer of Silvaco	—

AC Audit Committee; CC Compensation Committee; NCGC NCG Committee
EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of April [11], 2025. For detailed biographies of our executive officers, see “Corporate Governance—Management” on pages 16 and 17.

Name	Age	Position
Dr. Babak A. Taheri	63	Chief Executive Officer
Ryan Benton*	54	Chief Financial Officer
Eric Guichard	57	SVP & General Manager, TCAD Business Unit
Candace Jackson	40	SVP, General Counsel and Corporate Secretary
* Mr. Benton has resigned from his position as Chief Financial Officer of the Company, effective April 11, 2025.

CORPORATE GOVERNANCE HIGHLIGHTS
The Company is committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Board Leadership Structure and Practices
•Lead Independent Director with a well-defined role and robust responsibilities
•Majority of directors are independent (6 out of 8 current directors)
•Audit Committee composed solely of independent directors
•Comprehensive risk oversight practices, including oversight of environmental and cybersecurity risk, with quarterly updates from management on risks we face
•Regular strategic updates from our Chief Executive Officer
•Regular executive sessions of independent directors
•Annual Board and committee self-evaluations
•NCG Committee makes regular reports on succession planning efforts
•Directors may only serve on the board of directors of four other public companies, absent approval from the Chair of the Board or the NCG Committee

Stockholder Rights
•Majority voting for directors
•No stockholder rights plan
•Declassified board

Compensation and Governance Best Practices
•Independent compensation consultant
•Anti-hedging policy
•Anti-pledging policy
•Compensation recovery (“clawback”) policy
•No “single trigger” change of control provisions
•No excise tax gross-ups

VOTING INFORMATION
VOTING MATTERS AND BOARD RECOMMENDATIONS
Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 9:00 a.m. local (Pacific) time on Thursday, May 22, 2025, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/svco2025, where you will also have the opportunity to submit questions to the Company during the Annual Meeting:

		Vote Required	Board Recommendation	Page
Proposal No. 1	Election of 9 Director Nominees	Majority of Votes Cast	For	3
Proposal No. 2	Approval of an Amendment and Restatement of the Certificate of Incorporation	2/3 of the Outstanding Shares Entitled to Vote	For	8
HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	AT THE ANNUAL MEETING
Follow the Internet voting instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the telephone voting instructions provided in the notice or separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/svco2025.

On April [11], 2025, the proxy materials for our Annual Meeting, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS
GENERAL
The size of our Board is currently set at nine directors and consists of eight directors and one vacancy. On the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), the Board has nominated the following nine individuals for election: Katherine S. Ngai-Pesic, Anita Ganti, Dr. Hau L. Lee, William H. Molloie, Jr., Anthony K. K. Ngai, Iliya Pesic, Dr. Walden C. Rhines, Jodi L. Shelton, Dr. Babak A. Taheri. Directors elected at the Annual Meeting will continue until the 2026 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until their earlier resignation or removal.

Pursuant to a Stockholders Agreement, dated April 12, 2024 (the “Stockholders Agreement”) with Ms. Katherine Ngai-Pesic, Mr. Iliya Pesic, Ms. Yelena Pesic and SMIK Trust (the “Principal Stockholders”), the Principal Stockholders have the right to designate individuals as nominees for election to the Board, depending on their aggregate ownership percentage of the shares of our issued and outstanding common stock. Specifically, at any time the Principal Stockholders together beneficially own in the aggregate (i) fifty percent or more, they are entitled to designate four nominees; (ii) less than fifty percent but at least forty percent, they are entitled to designate three nominees; (iii) less than forty percent but at least twenty percent, they are entitled to designate two nominees, and (iv) less than twenty percent but at least ten percent, they are entitled to designate nominee. The SMIK Trust was dissolved on July 1, 2024, and the shares held by it were distributed to the other Principal Stockholders. As of the date of this Proxy Statement, the Principal Stockholders own in the aggregate approximately 69.8% of our issued and outstanding common stock, and pursuant to the Stockholders Agreement, have nominated Ms. Pesic, Mr. Ngai, and Mr. Pesic for election to the Board.

All of the nominees have consented to being named in this Proxy Statement and to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. In the event that a nominee is unable for any reason or unwilling for good cause to serve at the time of the Annual Meeting, the persons who are designated as proxy holders may exercise discretionary authority to vote for a substitute nominee selected by our Board or our Board may decrease the size of the Board.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of Katherine S. Ngai-Pesic, Anita Ganti, Dr. Hau L. Lee, William H. Molloie, Jr., Anthony K. K. Ngai, Iliya Pesic, Dr. Walden C. Rhines, Jodi L. Shelton, Dr. Babak A. Taheri.
COMPOSITION
Nominee Snapshot
The following provides a snapshot of our nine director nominees:

Nominee Skills, Experience and Background
We believe each of the director nominees possess the professional and personal qualifications necessary for effective service as a director. In addition to each director nominee’s specific experience, qualifications and skills, we believe that each nominee has the individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to the Company. We believe all director nominees have a commitment to the Company and to building long-term stockholder value.

The following chart shows a summary of the skills and core competencies of the director nominees:

	Katherine S. Ngai-Pesic	Anita Ganti	Dr. Hau L. Lee	William H. Molloie, Jr.	Anthony K.K. Ngai	Iliya Pesic	Dr. Walden C. Rhines	Jodi L. Shelton	Dr. Babak A. Taheri
Semiconductor Industry: Experience in the semiconductor industry, including design, manufacturing, market dynamics, and industry trends	●	●	●			●	●	●	●
Semiconductor, EDA, and TCAD Technology: Technical expertise in semiconductor science, and EDA and TCAD engineering	●	●				●	●		●
Software: Experience in software development, deployment, and lifecycle management		●	●		●		●		●
Financial Expertise: Strong background in accounting, audit functions and financial management and analysis	●	●	●	●	●		●	●	●
Corporate Governance: Understanding of corporate governance principles, practices, and regulatory requirements applicable to public companies	●	●	●	●	●	●	●	●	●
Global Sales Business: Experience with international business development, customer development and strategic planning		●	●		●	●	●	●	●
M&A: Understanding of merger and acquisition processes	●	●	●	●	●	●	●	●	●
IT & Cybersecurity: Understanding of information technology (IT) infrastructure, systems, and cybersecurity risk		●		●	●				●
Compensation/Human Capital Management: Experience in compensation, organizational management, leadership, talent development, and identifying, recruiting and motivating top talent	●	●	●		●	●	●	●	●

DIRECTOR NOMINEES

Katherine S. Ngai-Pesic Age: 75 Director Since: 2012 Committees: Compensation, Nominating & Corporate Governance
Katherine S. Ngai-Pesic co-founded Silvaco in 1984 and has served as a member of the Board since November 2012 and as Chair of the Board since December 2021. Ms. Ngai-Pesic has also served as a member of our Compensation Committee since May 2021, including as chair from December 2021 to September 2022, as a member of our NCG Committee since December 2021, including as chair from May 2021 to December 2021, and as and as a member of our Audit Committee from May 2021 to September 2022. In addition, Ms. Ngai-Pesic founded Kipee International, Inc. in March 2001 and has served as its President since inception and founded the Lee Ho Yee Foundation in April 2021 and has served as chair of its board of directors since inception. Mrs. Ngai-Pesic has served as president of the Marriott Business Center HOA Association since October 2012. Ms. Ngai-Pesic also has an endowed associate professorship at Purdue University’s Department of Electrical & Computer Engineering. Ms. Ngai-Pesic received a B.S. in chemistry and an M.S. in electrical engineering from Santa Clara University.

Specific Qualifications, Attributes, Skills and Experience:
We believe Ms. Ngai-Pesic is qualified to serve on the Board due to her extensive knowledge of the Company as co-founder, over 30 years of experience in the semiconductor industry, and extensive leadership and management experience.

Anita Ganti Independent Director Age: 53 Director Since: 2024 Committees: Compensation (Chair)
Anita Ganti has served as a member of the Board since March 2024 and as the chair of our Compensation Committee since April 2024. From 2015 to October 2019, Ms. Ganti served as senior vice president of the product engineering services organization of Wipro Limited, a leading global information technology, consulting and business process services company. From 2013 to 2015, she was vice president of global technology at Flex Ltd. (formerly Flextronics), a global electronics manufacturing services company. Since 2020, Ms. Ganti has served as member of the board of director and the audit committee of Power Integrations Inc. (Nasdaq: POWI), which is a fabless semiconductor company. In addition, between June 2023 and April 2024, she served as a director and the chairperson of the compensation committee and member of the audit committee of Exro Technologies (TSX: EXRO), a power-control electronics company. Ms. Ganti has a B.S. in electrical engineering from Veermata Jijabai Technological Institute in India, an M.S.E.E. from Virginia Polytechnic Institute and State University, and an M.B.A. from the Wharton School, University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:
We believe Ms. Ganti is qualified to serve on the Board due to her extensive operating experience and executive leadership and her deep knowledge of the technology industry.

Dr. Hau L. Lee Lead Independent Director Age: 72 Director Since: 2022 Committees: Compensation
Hau L. Lee, Ph.D., has served as a member of the Board, as our Lead Independent Director, and as a member of our Compensation Committee since September 2022. From September 2002 to May 2023, Dr. Lee served as an Operations, Information and Technology Professor at the Graduate School of Business at Stanford University, where he had been a professor since 1983. Since February 2012, Dr. Lee has also served on the board of directors of TD SYNNEX Corporation (NYSE: SNX), a distributor and solutions aggregator for the IT ecosystem. Since April 2013, Dr. Lee has served as a member of the board of directors and on the audit and compensation committees of Lion Rock Group Limited (HKG: 1127) and its chairman since June 2023. In addition, from March 2014 to July 2020, Dr. Lee served as a member of the board of directors and on the compensation committee of Frontier Services Group (HKG: 0500), a Chinese Africa-focused security, aviation, and logistics company. From June 2014 to September 2020, he served as a member of the board directors and on the compensation committee of Global Brands Group (SEHK: 787), a brand management company, and from February 2019 to September 2022, Dr. Lee served as a member of the board of directors and on the compensation committee of LF Logistics, a logistics solution company. In November 1999, Dr. Lee co-founded DemandTec, Inc., a retail pricing technology company. Dr. Lee received a B.Soc.Sc. degree in Economics and Statistics from the University of Hong Kong, an M.Sc. degree in operational research from the London School of Economics and an M.S. and Ph.D in operations research from the Wharton School of the University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:
We believe Dr. Lee is qualified to serve on the Board due to his extensive experience in the semiconductor industry and extensive leadership experience.

William H. Molloie, Jr. Independent Director Age: 60 Director Since: 2022 Committees: Audit (Chair)
William H. Molloie, Jr., has served as a member of the Board and as chair of our Audit Committee since May 2022. Since March 2021, Mr. Molloie has been a lecturer at the University of California, San Diego Rady School of Management. In July 1986, Mr. Molloie joined PricewaterhouseCoopers, a public accounting firm, and served as an assurance partner from October 1997 to June 2020. Mr. Molloie received a B.A. in accounting and finance from Temple University.

Specific Qualifications, Attributes, Skills and Experience:
We believe Mr. Molloie is qualified to serve on the Board due to his financial expertise and his extensive leadership experience in the technology industry.

Anthony K. K. Ngai Independent Director Age: 43 Director Since: 2018 Committees: Audit, Compensation, Nominating and Corporate Governance (Chair)
Anthony K. K. Ngai has served as a member of the Board since October 2018 and as a member of our Nominating and Corporate Governance, Compensation and Audit Committees since May 2021. Mr. Ngai has also served as chair of our NCG Committee since September 2022 and served as chair of our Audit Committee from November 2021 to April 2022. Since June 2022, Mr. Ngai has served as the Chief Financial Officer of Unience.io, a technology company based in Hong Kong that develops blockchain and Web3 applications and community. From September 2020 to June 2022, Mr. Ngai served as a Partner of Gravity Capital Partners Co. and the Responsible Officer of Avanta Investment Management, an asset management company. Prior to that, Mr. Ngai served as the Head of Credit Trading at J.P. Morgan Asia Pacific, a global financial services firm, from June 2004 to September 2018. In November 2018, Mr. Ngai co-founded JUST FEEL, a nonprofit charity focused on mental health in education. Since July 2020, Mr. Ngai served on the Board of Trustees of the Chinese University of Hong Kong, Chung Chi College. Mr. Ngai received a B.S. in quantitative finance from The Chinese University of Hong Kong and is a graduate of the Program for Management Development from Harvard Business School.

Specific Qualifications, Attributes, Skills and Experience:
We believe Mr. Ngai is qualified to serve on the Board due to his financial expertise and extensive leadership and management experience.

Iliya Pesic Age: 43 Director Nominee
Iliya I. Pesic served as a member of the Board from November 2012 to October 2023, including as Chair of the Board from November 2012 to September 2014 and as Executive Chair of the Board from September 2014 to April 2021. Mr. Pesic also served on our Audit, Compensation, and NCG Committees from May 2021 to October 2023, including as chair of our Compensation Committee from April 2021 until December 2021. Mr. Pesic is presently an advisor to the Company and to Ms. Ngai-Pesic in her capacity as Chair of the Board. Mr. Pesic holds a B.S. in electrical engineering from Santa Clara University and an M.S. in electronic engineering from Tohoku University in Japan.

Specific Qualifications, Attributes, Skills and Experience:
We believe Mr. Pesic is qualified to serve on the Board due to his extensive knowledge of the Company and experience in the semiconductor industry.

Dr. Walden C. Rhines Independent Director Age: 78 Director Since: 2022 Committees: Audit
Walden C. Rhines, Ph.D., has served as a member of the Board and as a member of our Audit Committee since September 2022. Since March 2020, Dr. Rhines has served as President and Chief Executive Officer of Cornami, Inc., a fabless semiconductor company. Since 2015, Dr. Rhines has also served as a member of the board of directors and as chair of the compensation committee of Qorvo, Inc. (Nasdaq: QRVO), a semiconductor company, and its chairman since November 2023. He served as a member of the board of directors of PTK Acquisition Corp. (NYSE: PTK), a special purpose acquisition company from July 2020 until September 2021 and served on its audit, nominating and compensation committees. From October 1993 to March 2017, Dr. Rhines served as President and Chief Executive Officer of Mentor Graphics Corporation, an EDA company, and chairman of its board of directors from 2000 until its acquisition by Siemens AG in March 2017, pursuant to which the company was renamed Mentor Graphics, a Siemens Business. Following the acquisition, Dr. Rhines served as President and Chief Executive Officer of Siemens EDA (formerly Mentor Graphics, a Siemens Business), from March 2017 to October 2018, after which he served as its Chief Executive Officer Emeritus until September 2020. Dr. Rhines received a B.S.E. in metallurgical engineering from the University of Michigan, an M.S. and Ph.D. in materials science and engineering from Stanford University, and a M.B.A. from the Southern Methodist University, Cox School of Business.

Specific Qualifications, Attributes, Skills and Experience:
We believe Dr. Rhines is qualified to serve on the Board due to his experience in the semiconductor and EDA industries, extensive leadership and management experience in technology-based corporations, and experience on public company boards.

Jodi L. Shelton Independent Director Age: 59 Director Since: 2022 Committees: Compensation, Nominating and Corporate Governance
Jodi L. Shelton has served as a member of the Board and as a member of our NCG Committee since September 2022 and has served as a member of our Compensation Committee since April 2024. Ms. Shelton co-founded the Global Semiconductor Alliance, a leading semiconductor industry organization, in June 1994 and has served as its Chief Executive Officer since June 1994. Ms. Shelton also co-founded Shelton Group, a strategic investor relations firm in February 1994 and has served as its chair since February 1994. Ms. Shelton also served on the board of directors and as a member of the audit and compensation committees of LF Capital Acquisition Corp. II, a special purpose acquisition company, from March 2021 until October 2023. Ms. Shelton received a B.S. in political science from San Diego State University and an M.S. in political science from University of Houston.

Specific Qualifications, Attributes, Skills and Experience:
We believe Ms. Shelton is qualified to serve on the Board due to her extensive experience in the semiconductor industry and her experience on various boards.

Dr. Babak A. Taheri Age: 63 Director Since 2019
Babak A. Taheri, Ph.D., has served as our Chief Executive Officer and member of our board of directors since August 2019, with a brief pause between September and November 2021. From October 2018 to August 2019, Dr. Taheri served as our Chief Technology Officer and Executive Vice President of Products. Prior to joining Silvaco, Dr. Taheri served as Chief Executive Officer and President of Integrated Biosensing Technologies (IBT), an advisory and consulting firm, from May 2015 to October 2018. Dr. Taheri has also served on various advisory boards, including MEMS World Summit, a conference for MEMS manufacturers, equipment and material suppliers and research institutes, and Novasentis, Inc., an electromechanical polymer technology development company, and as the advisory board chair of the electrical engineering department at the University of California, Davis. Dr. Taheri also served on the board of directors of Parisi House on The Hill, a residential alcohol and drug non-profit, from June 2021 to May 2022. Dr. Taheri received a B.S. in engineering from San Francisco State University, a M.S. in electrical engineering from San Jose State University and a Ph.D. in biomedical engineering from the University of California, Davis.

Specific Qualifications, Attributes, Skills and Experience:
We believe that Dr. Taheri is qualified to serve on our board of directors due to his experience in the semiconductor and technology industries and extensive leadership, board of director experience, and management experience, including his experience serving as our Chief Executive Officer.

VOTE REQUIRED
Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Proxies cannot be voted for a greater number of persons than the nine director nominees named in Proposal 1.

An incumbent candidate for director who does not receive the required votes for re-election is expected to tender their irrevocable resignation to our Board. Our Board will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote based on factors the Board may deem relevant, including, without limitation, any stated reasons why stockholders withheld votes from such director, the director’s qualifications, the director’s past and expected future contributions to the Company, and the overall composition of the Board. If applicable, we will publicly disclose the decision regarding any tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).
RECOMMENDATION
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 – APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION
GENERAL
The Board has unanimously determined that it would be in the best interests of the Company and its stockholders to amend our Amended and Restated Certificate of Incorporation to remove references purporting to limit stockholders’ ability to remove directors without cause.
We are asking stockholders to approve this amendment and restatement of the Amended and Restated Certificate of Incorporation, which is provided as Appendix A to this Proxy Statement.
SUMMARY
Our Certificate of Incorporation was previously amended and restated in connection with our IPO. Currently, Article VI, Section E of our Amended and Restated Certificate of Incorporation provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. As part of our ongoing review of our corporate governance, our Board has unanimously approved and declared advisable an amendment and restatement of the Amended and Restated Certificate of Incorporation to eliminate the provision that directors can be removed only for cause. If the Amended and Restated Certificate of Incorporation is approved, our Board will similarly approve Amended and Restated Bylaws to eliminate the “for cause” requirement and to make other conforming changes. If approved, the Amended and Restated Certificate of Incorporation eliminating the “for cause” provision will become effective upon the filing of such certificate with the Secretary of State of the State of Delaware, which we intend to file promptly following the Annual Meeting. This summary of the Amended and Restated Certificate of Incorporation, as proposed to be amended and restated, is qualified in its entirety by reference to Appendix A.
VOTE REQUIRED
Approval of the Amendment and Restatement of the Certificate of Incorporation requires the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting. Abstentions and broker non-votes, if any, are treated the same as votes against this Proposal 2.
RECOMMENDATION
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION.

AUDIT AND NON-AUDIT FEES
Moss Adams LLP (“Moss Adams”) has served as the Company’s independent auditor since April 2021. The Audit Committee of the Board has determined that Moss Adams is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”). One or more representatives of Moss Adams are expected to be present at the Annual Meeting and have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
AUDIT COMMITTEE PRE-APPROVAL POLICIES
The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit and permitted non-audit services to be performed by our independent auditor. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee or any one or more other members of the Audit Committee, provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

All of the services provided by Moss Adams in 2024 and 2023 described below under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to the foregoing pre-approval policies.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The aggregate fees billed to the Company by Moss Adams for professional services rendered in 2024 and 2023 are as follows:

Fees	2024 ($)	2023 ($)
Audit Fees	972,044	1,297,705
Audit-Related Fees (1)	671,420	802,620
Tax Fees	—	—
All Other Fees	—	—
Total Fees	1,643,464	2,100,325
(1)Includes fees for IPO preparation services rendered by Moss Adams for fiscal 2024 and fiscal 2023, respectively.

AUDIT COMMITTEE REPORT
Our Board has appointed an Audit Committee consisting of three directors. The current members of the Audit Committee are William H. Molloie, Jr., Anthony K. K. Ngai, and Dr. Walden C. Rhines. Each of the Audit Committee members is “independent” of our company and management, as that term is defined under applicable Nasdaq listing standards and SEC rules, and each satisfies the requirements of the Nasdaq listing standards as to financial literacy.

The responsibilities of the Audit Committee are set forth in a written charter adopted by the Board as of May 2024. The primary responsibility of the Audit Committee is to assist our Board in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including overseeing the financial reports and other financial information provided by our Company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our Company’s systems of internal accounting and financial controls; and the annual independent audit of our Company’s financial statements.

Management has the primary responsibility for preparing the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and for the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the annual financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with U.S. GAAP.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the 2024 Annual Report with management and the independent auditor. The Audit Committee discussed with the independent auditor the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditor the firm’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with Moss Adams’s independence.

The Audit Committee discussed with the independent auditor the overall scope and plans for its audits. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our Company’s internal controls, and the overall quality of the financial reporting. The Audit Committee held five meetings with management of our Company, all of which were attended by our independent auditor, with respect to our Company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our 2024 Annual Report.

This report has been furnished by the Audit Committee of the Board.

Audit Committee

William H. Molloie, Jr., Chair

Anthony K. K. Ngai

Dr. Walden C. Rhines

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

CORPORATE GOVERNANCE
BOARD COMPOSITION AND GOVERNANCE
Director Attendance
During 2024, the Board held 16 meetings. All directors who served on the Board during 2024 attended at least 75% of the total number of meetings of the Board and the Board committees on which each director served that were held during the period of the director’s service during the year. We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we generally schedule a meeting of our Board on the same day as our annual meeting of stockholders.

Independent Directors and Controlled Company Exemption
We are a “controlled company” within the meaning of the Nasdaq listings rules. As a result, we qualify for exemptions from certain corporate governance requirements under those rules, including the requirements that within one year of the completion our IPO, we have a board comprised of a majority of independent directors and a compensation committee and a nominating and corporate governance committee that is each composed entirely of independent directors. The Board intends to avail itself of the exemptions from the requirement to have a compensation committee and a nominating and corporate governance committee that is each composed entirely of independent directors. There is no controlled company exemption for audit committees, and we are therefore subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee (as discussed below), which requires that the audit committee be comprised of at least three members composed entirely of independent directors by the first anniversary of the IPO.

The rules of Nasdaq define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Because the Principal Stockholders own approximately 69.8% of our outstanding common stock, representing 69.8% of the voting power of the outstanding common stock, they are able to control the outcome of matters submitted to our stockholders for approval, including the election of all of our directors. If, in the future, we cease to be a controlled company and we continue to be listed on Nasdaq, we will be required to comply with the director independence requirements of Nasdaq relating to the board of directors, compensation committee and nominating and corporate governance committee by the date our status as a controlled company changes or within specified transition periods applicable to certain provisions, as the case may be.

Under the corporate governance rules of Nasdaq, no director qualifies as “independent” unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Dr. Taheri is not considered an independent director due to his current position as our Chief Executive Officer, and Ms. Ngai-Pesic and Mr. Pesic are not considered independent due to their status as Principal Stockholders.

The Board has determined that each of Mses. Ganti and Shelton and Drs. Lee and Rhines, and Messrs. Molloie and Ngai is independent under the current listing standards of Nasdaq. In this Proxy Statement, we refer to each of Mses. Ganti and Shelton and Drs. Lee and Rhines, and Messrs. Molloie and Ngai as our “Independent Directors.”

Ms. Ngai-Pesic is the mother of Mr. Pesic and aunt of Mr. Ngai. Mr. Ngai and Mr. Pesic are first cousins. Ms. Ngai-Pesic and Mr. Ngai are members of the Board, and Mr. Pesic is a nominee for election to the Board.

Executive Sessions and Independent Director Meetings
We regularly schedule executive sessions of our Board at which non-management directors meet without the presence or participation of management. The Chair of our Board presides at such executive sessions. The Independent Directors also meet in regularly scheduled executive sessions.

Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, director qualifications, establishment of the Board’s standing committees, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Corporate — Investor Relations — Corporate Governance — Documents & Charters section of our website at http://www.silvaco.com.

Board Leadership Structure
The Board has no policy with respect to the separation of the offices of Chair and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a Chief Executive Officer. We currently maintain separate roles between the Chief Executive Officer and the Chair of the Board in recognition of the differences between the two responsibilities, but it is possible that this structure could change under different circumstances. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chair of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board as well as executive sessions of the Board. If the Chair of the Board is not an independent director, the Board also appoints an independent director to serve as the Lead Independent Director. Dr. Hau L. Lee currently serves as our Lead Independent Director. The Lead Independent Director presides at all meetings of the Board at which the Chair of the Board is not present, including executive sessions of the non-management directors, and serves as a liaison between the Chair of the Board and/or the CEO and the independent directors.

Board Oversight of Risk
Our Board believes that effective risk management involves our entire corporate governance framework. As is the case in virtually all businesses, we face a number of risks, including operational, economic, environmental, financial, legal, regulatory, cybersecurity and competitive risks. Our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.

Cybersecurity Risk Oversight. Our SVP, Global Operations is responsible for monitoring the prevention, mitigation, detection, and remediation of cybersecurity incidents and reports the same to the Audit Committee of the Board each quarter. Our SVP, Global Operations has over 10 years of experience as an information technology professional and reports to the Chief Executive Officer.

Board Responsibilities
•Overall oversight of the risk management process
•Receives quarterly updates from senior management and periodically from outside advisors regarding risks facing the Company
•Regularly reviews the risks facing the Company which are identified in our filings with the SEC
•Regularly reviews risks relating to various developments, including acquisitions, stock repurchases, debt and equity placements and product introductions

Audit Committee	Compensation Committee	NCG Committee
•Oversees the assessment and management of financial risk
•Oversees the financial reporting process
•Responsible for the quality and integrity of financial statements
•Oversees internal controls over financial reporting and disclosure controls and procedures
•Oversees our compliance with legal and regulatory matters
•Responsible for the performance and independence of the independent auditor
•Assists the Board in fulfilling its oversight responsibilities regarding cybersecurity risk

•Oversees the assessment and management of risks related to compensation plans and policies
•Oversees compensation policies and programs, including appropriate incentives and controls
•Oversees human capital management, including hiring and attrition

•Oversees Board processes and corporate governance-related risks
•Responsible for risks related to director independence and conflicts of interest
•Oversees risks relating to management succession planning
•Oversees sustainability, environmental protection, community and social responsibility, and our ESG program

Management Responsibilities
•Ensures that information with respect to material risks is transmitted to our Board
•Identifies material risks and implements appropriate risk management strategies
•Integrates risk management into our decision-making process
•Attends committee meetings and reports on matters that may not be otherwise addressed at these meetings

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

BOARD COMMITTEES
Our Board has three standing committees: (i) the Audit Committee, (ii) the Compensation Committee, and (iii) the NCG Committee. All members of the Audit Committee are Independent Directors. Our Committees each operate under a written charter adopted by our Board, which are available in the Corporate — Investor Relations — Corporate Governance — Documents & Charters section of our website at http://www.silvaco.com.

Director Name	Independent	Audit	Compensation	NCG
Katherine S. Ngai-Pesic	No		●	●
Anita Ganti	Yes		C
Dr. Hau L. Lee	Yes		●	●
William H. Molloie, Jr.	Yes	C F
Anthony K. K. Ngai	Yes	●	●	C
Dr. Walden C. Rhines	Yes	●
Jodi L. Shelton	Yes		●	●
Dr. Babak A. Taheri	No
Chair of the Board  Lead Independent Director    ● Committee Member    C Committee Chair F Financial Expert

Audit Committee
Meetings Held in 2024: 10
Primary Responsibilities: The primary responsibilities of the Audit Committee include, among other things:
•Overseeing our accounting and financial reporting processes and the audits of our financial statements.
•Assisting the Board in fulfilling its oversight responsibilities regarding:
-the integrity of our financial statements;
-our compliance with legal and regulatory matters;
-the independent auditor’s qualifications and independence; and
-the performance of our independent auditor;
•Assisting the Board in fulfilling its oversight responsibilities regarding cybersecurity risk, which it discusses at least semi-annually;
•Preparing the Audit Committee report that SEC rules require to be included in our annual proxy statement;
•Selecting the independent auditor to conduct the annual audit of our financial statements and reviewing the proposed scope of such audit;
•Reviewing our accounting and financial controls with the independent auditor and our financial accounting staff; and
•Reviewing and approving any related party transactions between us and our directors, executive officers, and their affiliates.
Independence: Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1)(i) under the Exchange Act and Nasdaq listing standards. In addition, each member of the Audit Committee is financially literate, and Mr. Molloie has been designated as an “audit committee financial expert” as that term is defined by the SEC.
Compensation Committee
Meetings Held in 2024: 9
Primary Responsibilities: The primary responsibilities of the Compensation Committee include:
•Determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and our other executive officers;
•Discharging the responsibilities of our Board relating to our compensation programs;
•Establishing and reviewing our overall compensation philosophy;
•Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluating the performance of our Chief Executive Officer and our other executive officers in light of those goals and objectives, and determining and approving our Chief Executive Officer and our other executive officers’ compensation levels based on such evaluation;
•Reviewing and recommending to the Board the compensation of our non-employee directors; and
•Reviewing and making recommendations to the full Board with respect to, or approving, our incentive compensation plans and equity-based plans, including reviewing and overseeing the activities of the individuals responsible for administering those plans.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. In 2024, the Compensation Committee retained Compensia, Inc. (“Compensia”) to assist in reviewing our executive compensation program and analyzing the competitive market for executive talent. The Compensation Committee has assessed the independence of Compensia and has concluded that its engagement of Compensia does not raise any conflict of interest.
At the request of the Compensation Committee, our Chief Executive Officer aids the Compensation Committee in reviewing and analyzing the performance of, and our goals and objectives for, our other executive officers.
Independence: Our Board has determined that each of Mses. Ganti and Shelton and Messrs. Lee and Ngai satisfies the additional independence requirements specific to compensation committee membership under Nasdaq listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.
NCG Committee
Meetings Held in 2024: 7
Primary Responsibilities: The primary responsibilities of the NCG Committee include:
•Identifying, evaluating, and recommending candidates qualified to become Board members or nominees for members of the Board consistent with criteria approved by the Board;
•Evaluating and recommending Board members to serve as members and chairs of Board committees;
•Assessing the performance of the Board and its committees on an annual basis;
•Overseeing director succession planning relating to director tenure, retirements and resignation;
•Developing and maintaining the Company’s governance policies and periodically review those policies and recommend any changes, and oversee the Company’s governance practices and procedures;
•Overseeing and approving management succession and continuity planning and risks; and
•Overseeing the corporate social responsibility of the Company, including sustainability, environmental practices, and community and social responsibility.
Independence: Our Board has determined that each of Ms. Shelton and Messrs. Lee and Ngai is independent under Nasdaq listing standards.
DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS
Qualifications of Director Nominees
The NCG Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics required for new Board members as well as the composition of the Board as a whole. In evaluating director candidates, including directors eligible for re-election, the NCG Committee will consider the following factors:

•Experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing and the ability to exercise sound business judgment;
•Background and accomplishments in the candidate’s respective field;
•Personal qualities and characteristics, accomplishments, and reputation in the business community;
•Understanding of the fiduciary responsibilities of a director;
•Commitment to devote sufficient time and availability to the affairs of the Company, particularly in light of the number of boards on which such candidate may serve;
•Knowledge and contacts in the communities in which the Company conducts business and in the Company’s business industry or other industries relevant to the Company’s business;
•Knowledge and expertise in various fields deemed appropriate by the Board, such as engineering, marketing, production, distribution, technology, accounting, finance, and law;
•Fit of the candidate’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board;
•To the extent a candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of actively contributing at board meetings;
•Whether a candidate’s background contributes to a mix of Board members that represents a diversity of background and experience, including gender diversity and representation of underrepresented groups, as may be required by applicable law or the Nasdaq listing standards;
•Length of service;
•Independence and conflicts of interest; and
•Any other factors the NCG Committee considers appropriate.

The NCG Committee need not assign any particular weight or priority to any one factor. In making its selection of director candidates, the NCG Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning.

Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of directors is made in the context of the perceived needs of our Board from time to time.

Process for Identifying Nominees for Director; Stockholder-Recommended Director Candidates
At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the NCG Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The NCG Committee will review each potential candidate’s qualifications considering the criteria described above under “Qualifications of Director Nominees” and any additional criteria (such as experience, qualifications, attributes and skills) desired for directors and director candidates as may be determined from time to time by the Board. In reviewing each potential candidate, the NCG Committee also considers the results of the annual Board evaluations for the purpose of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The NCG Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

The NCG Committee will also consider persons recommended by our stockholders as nominees for election to our Board if the information as required by our Bylaws is submitted in writing in a timely manner and addressed and delivered to our Corporate Secretary at our principal executive offices set forth in this Proxy Statement. In addition to persons recommended by stockholders for inclusion as nominees for election to our Board, the NCG Committee may also identify director candidates that come to its attention through incumbent directors, management or third parties, and may, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates. The NCG Committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.
OTHER GOVERNANCE MATTERS
Annual Board Evaluations
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The NCG Committee receives comments from all directors and report annually to the Board with an assessment of the Board’s performance. The assessments focus on the effectiveness and composition of the Board and each Board committee, the Board’s interaction with Company management, the Board’s standards of conduct, and the performance of each individual director. In 2024, the self-evaluations revealed that Board members want to receive more corporate governance training and continuing education opportunities and to have more consistent and direct engagement with management and more in-person meetings to foster collegiality and communication. The Board has taken steps to address the feedback, including agreeing to hold twice-yearly corporate governance trainings, receiving regular updates from the Corporate Secretary on continuing education opportunities for which the Company provides reimbursement of fees. In addition, directors have taken the initiative to meet individually with members of management and attend company-wide events.

Communications with the Board
Interested parties may communicate with our Board or specific members of our Board, including our Independent Directors and the members of the various committees of our Board, by submitting a letter addressed to the Board of Silvaco Group, Inc., c/o any specified individual director or directors at our executive offices: 4701 Patrick Henry Drive, Building #23, Santa Clara, CA 95054. Any such letters will be forwarded to the indicated directors.

All communications will be received, processed, and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to the management of our Company, to the full Board or to an appropriate committee of the Board.

Code of Ethics
We have adopted a Code of Ethics that applies to our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, Chief Accounting Officer, and the Controller. The “Code of Ethics for Senior Financial Officers” is available in the Corporate — Investor Relations — Corporate Governance — Documents & Charters section of our website at http://www.silvaco.com.

We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding any amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address and location specified above to the extent required by applicable SEC rules and Nasdaq listing standards.

Succession Planning
Pursuant to our Corporate Governance Guidelines, the Board, with the assistance of the NCG Committee and the Compensation Committee plans for the succession of our Chief Executive Officer and other senior management positions. As appropriate, the entire Board works with the NCG Committee to nominate and evaluate potential successors to the Chief Executive Officer. In addition, the Chief Executive Officer at all times makes available his recommendations and evaluations of potential successors for both himself and other key executives, along with a review of any development plans recommended for such individuals.

Insider Trading, Prohibition on Derivatives Trading, Hedging, Margining, and Pledging
We maintain an Insider Trading and Communications Policy (the “Insider Trading Policy”) that governs the purchase, sale, and other transactions in our securities by our directors, officers, and employees that is reasonably designed to promote compliance with insider trading laws, rules, and regulations. The Insider Trading Policy prohibits trading in Silvaco’s securities when any of these individuals (or their family members or entities that they control) are in possession of material non-public information. The Insider Trading Policy also provides for “black-out periods” during which certain individuals are prohibited from transacting in Company securities, as well as pre-clearance procedures for certain individuals, including all senior officers and directors, before engaging in certain transactions.

Our Insider Trading Policy also prohibits the members of our Board, executive officers, employees, and any family member residing in the same household of such persons from engaging in derivatives trading and hedging involving our securities, holding our securities in margin accounts, and pledging our securities as collateral for a loan without prior written pre-clearance.

Compensation Recovery
The Compensation Committee has adopted a Policy for the Recovery of Erroneously Awarded Compensation (the “Compensation Recovery Policy”) in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the Nasdaq. The Compensation Recovery Policy provides that in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, we will attempt to recover from our officers (as defined in Rule 16a-1(f) under the Exchange Act), the excess of the amount of incentive-based compensation received by such officer during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.
MANAGEMENT

Dr. Babak A. Taheri Chief Executive Officer and Director Age: 63
Babak A. Taheri, Ph.D., has served as our Chief Executive Officer and member of our board of directors since August 2019, with a brief pause between September and November 2021. From October 2018 to August 2019, Dr. Taheri served as our Chief Technology Officer and Executive Vice President of Products. Prior to joining Silvaco, Dr. Taheri served as Chief Executive Officer and President of Integrated Biosensing Technologies (IBT), an advisory and consulting firm, from May 2015 to October 2018. Dr. Taheri has also served on various advisory boards, including MEMS World Summit, a conference for MEMS manufacturers, equipment and material suppliers and research institutes, and Novasentis, Inc., an electromechanical polymer technology development company, and as the advisory board chair of the electrical engineering department at the University of California, Davis. Dr. Taheri also served on the board of directors of Parisi House on The Hill, a residential alcohol and drug non-profit, from June 2021 to May 2022. Dr. Taheri received a B.S. in engineering from San Francisco State University, a M.S. in electrical engineering from San Jose State University and a Ph.D. in biomedical engineering from the University of California, Davis.

Ryan Benton Chief Financial Officer Age: 54
Ryan Benton, has served as Silvaco’s Chief Financial Officer since August 2023. On March 28, 2025, he resigned from his role as Chief Financial Officer, effective April 11, 2025. Before joining Silvaco, Mr. Benton has served as Chief Financial Officer for several public companies. From July 2020 to July 2023 Mr. Benton served as Chief Financial Officer of Tempo Automation. Prior to that from September 2018 to July 2020, Mr. Benton served as Chief Financial Officer of Revasum. From August 2017 to September 2018, Mr. Benton served as Senior Vice President and Chief Financial Officer for BrainChip Holdings Ltd., a publicly listed AI software and chip solution provider and developer of neuromorphic circuits. From 2012 to August 2017, Mr. Benton held multiple positions at Exar Corporation, a fabless semiconductor chip manufacturer (“Exar”), including as Senior Vice President and Chief Financial Officer from 2012 through 2016 and Chief Executive Officer and Executive Board Member from 2016 until the sale of Exar to Maxlinear, Inc. in May 2017. From 1993 to 2012, Mr. Benton worked at several technology companies including ASMI and eFunds Corporation. Mr. Benton has served on several public company boards, including serving as an Independent Director and Audit Committee Chair. He started his career as an auditor at Arthur Andersen & Company in 1991. Mr. Benton received a B.A. of Business Administration in Accounting from the University of Texas at Austin, and he passed the State of Texas Certified Public Accountancy exam.

Dr. Eric Guichard SVP & General Manager, TCAD Business Unit Age: 57
Eric Guichard, Ph.D., has served as our Senior Vice President and General Manager of our TCAD division since November 2012, and served as our Vice President of Applications from July 2008 to November 2012. From September 1995 to July 2008, Dr. Guichard served in various roles with Silvaco SA, formerly known as Silvaco Data Systems, one of our wholly-owned subsidiaries, including as an applications engineer. Dr. Guichard received a M.S. in material science and a Ph.D. in semiconductor physics from Instituto Politécnico Nacional de Grenoble, France.

Candace Jackson SVP, General Counsel and Corporate Secretary Age: 40
Candace Jackson has served as Silvaco’s Senior Vice President, General Counsel and Corporate Secretary since September 2024. Prior to joining Silvaco, she was Deputy General Counsel of global fabless semiconductor design company Synaptics Incorporated from July 2021 to September 2024. She served as Associate General Counsel of aviation company Aerion Corporation from February 2021 until the company wound down its 20-year development operations in June 2021. She was a Senior Associate at the law firm of Mayer Brown LLP from September 2018 to February 2021 and an Associate from June 2015 to March 2016 where she served as securities and corporate governance counsel and led capital raising transactions for public companies of all sizes. From April 2016 through June 2018, she served as Assistant General Counsel at food distribution company US Foods Holding Corp. (NYSE: USFD) where she led the company’s IPO and the exit of its controlling stockholders and established its securities and corporate governance function. Ms. Jackson began her career as a securities and corporate governance lawyer at financial services firm Primerica, Inc. (NYSE: PRI) where she served as Senior Attorney following its spin-out from Citigroup, and as an Associate at law firm Husch Blackwell LLP. Ms. Jackson has a B.A. in Sociology from the University of Michigan, and a J.D. from the Emory University School of Law.

DIRECTOR COMPENSATION
For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our executive officers who also serve as directors are not paid any additional compensation for their service as a director.

The Board may change the terms of our non-employee director compensation program from time to time.
CASH COMPENSATION
Under our non-employee director compensation program in effect for 2024, ratified by the Board effective as of September 15, 2022, each non-employee director received an annual cash retainer of $40,000. The non-executive Chair of our Board and Lead Independent Director each received an additional annual cash retainer of $30,000. We also pay our non-employee directors an additional annual retainer for committee service, in cash or shares of our common stock at the director’s election, as follows:

	Committee Chair	Non-Chair Committee Member
Audit Committee	$15,000	$5,000
Compensation Committee	$15,000	$5,000
NCG Committee	$15,000	$5,000

In addition, Drs. Lee and Rhines and Ms. Shelton received an additional annual retainer of $5,000 for service on the Business Enhancements & Strategy Group of the Board. The group was dissolved prior to our IPO.

Annual retainers for service on our Board and committees are paid in quarterly installments.

Non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and incidental to their service as a director.
EQUITY COMPENSATION
In addition, non-employee directors also receive an annual grant of restricted stock units (RSUs) with a total grant value of approximately $150,000, each year in connection with our annual meeting of stockholders. The total grant value for the award granted in 2024 was converted to a number of RSUs using the 5-day volume-weighted average price ("VWAP") of our common stock on Nasdaq on the preceding trading day and differs from the accounting value which is based on the grant date fair value determined in accordance with ASC Topic 718. The RSUs vest on the earlier of (i) the 12-month anniversary of the grant date, (ii) the next annual meeting of stockholders, or (iii) the consummation of a change in control. Subject to our Board’s discretion, a non-employee director appointed to our Board at any time other than in connection with an annual meeting may receive a pro-rated grant of RSUs valued on the same basis as the latest annual non-employee director grants that vests on the same schedule as the grants made to non-employee directors at the most recent annual meeting.
DIRECTOR COMPENSATION LIMITS
Per the terms of our 2024 Stock Incentive Plan, our non-employee directors are not eligible to receive, individually, compensation exceeding an aggregate maximum value of $750,000 in any calendar year, or, with respect to the calendar year in which a non-employee director is first appointed or elected to the Board, $1,000,000, including both cash and equity awards. The value of equity awards is based on the grant date fair value of the awards, as such grant date fair value is determined for our financial reporting purposes.

DIRECTOR COMPENSATION TABLE — 2024
The following table sets forth summary information regarding compensation for each of our non-employee directors for 2024. The compensation paid to Mr. Taheri is presented in our executive compensation disclosure below. Mr. Taheri is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Katherine S. Ngai-Pesic	80,000	—	15,000 (2)	95,000
Anita Ganti (3)	53,560	189,715	—	243,276
Dr. Hau L. Lee	83,750	149,773	—	233,523
William H. Molloie, Jr.	55,000	149,773	—	204,773
Anthony K. K. Ngai	65,000	149,773	—	214,773
Michael E. Paolucci (4)	15,278	—	—	15,278
Dr. Walden C. Rhines	48,750	149,773	—	198,523
Jodi L. Shelton	52,363	149,773	—	202,136

(1)Except for Mr. Paolucci, each non-employee director received a 2024 annual grant of 7,858 RSUs on July 11, 2024. In connection with her appointment to the Board, Ms. Ganti also received a grant of 2,219 RSUs on April 26, 2024, all of which vested on June 30, 2024. The amounts reported in column (c) of the table above reflect the aggregate grant date fair value of the RSUs granted to the non-employee directors during 2024 computed in accordance with ASC Topic 718 (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes). For information on the assumptions used in the grant date fair value computations, refer to Note 11 “— Stock-Based Compensation” in the Notes to Consolidated Financial Statements in the 2024 Annual Report. The amounts included in the Director Compensation Table above may be different from the value that will be realized by the non-employee directors upon vesting and settlement of the RSUs.
(2)Ms. Ngai-Pesic and the Company entered into a Consulting Agreement, dated January 12, 2022, pursuant to which Ms. Ngai-Pesic is paid $15,000 annually to provide general consulting services to the Company in relation to its management, including its products operations, hiring and fund-raising efforts.
(3)Ms. Ganti joined the Board effective March 4, 2024.
(4)Mr. Paolucci resigned from the Board effective April 11, 2024.

The aggregate number of unvested RSUs outstanding as of December 31, 2024, held by each of our non-employee directors then in office are as set forth below. None of our non-employee directors held any outstanding stock options as of that date.

Director	Unvested Stock Awards
Katherine S. Ngai-Pesic (1)	—
Anita Ganti	7,858
Dr. Hau L. Lee	7,858
William H. Molloie, Jr.	7,858
Anthony K. K. Ngai	7,858
Michael E. Paolucci (2)	—
Dr. Walden C. Rhines	7,858
Jodi L. Shelton	7,858
(1)Ms. Ngai-Pesic did not receive a 2024 annual grant and had no unvested RSUs outstanding as of December 31, 2024.
(2)Mr. Paolucci did not receive a 2024 annual grant prior to his resignation on April 11, 2024, and had no unvested RSUs outstanding as of December 31, 2024.

EXECUTIVE COMPENSATION
Our named executive officers (“NEOs”) for fiscal 2024 are as follows and consist of our principal executive officer, the next two most highly compensated executive officers who were serving at the end of such fiscal year, and one former executive officer who would have been among our next two mostly highly compensated executive officers had he been serving at the end of fiscal 2024:

•Dr. Babak A. Taheri, Chief Executive Officer and Director
•Ryan Benton, former Chief Financial Officer
•Eric Guichard, SVP and General Manager, TCAD
•Raul Camposano, former Chief Technology Officer
EXECUTIVE SUMMARY
Our executive compensation program is guided by our overarching philosophy to create a program that supports the Company’s mission, vision and values. Silvaco’s compensation program is designed to foster a “pay-for-performance” philosophy, aligning individual employee compensation to long-term business strategy and overall operational success. Our compensation program’s goals are to attract, motivate, and retain talented employees who drive the Company’s performance. We believe that our employees are our greatest asset, and our compensation practices reflect our commitment to their contributions.

The key aspects of our compensation program design include:
•Ensuring that employees are compensated fairly and equitably based on their job role, experience and performance, reducing the risk of perceived bias
•Fostering employees’ understanding of how pay decisions are made, and therefore enhancing trust and reducing the confusion or dissatisfaction regarding compensation
•Aligning employee behavior with business objectives, as well as supporting career progression by providing clear criteria for promotions and salary increases, while playing a vital role in talent development and succession planning

Components of Compensation
Base Salary
We use base salaries to compensate our senior officers, including our NEOs, for performing their day-to-day duties and responsibilities. In determining base salary, the Compensation Committee exercises its judgment and primarily considers each individual’s performance, experience level, role and responsibilities during the year, the competitive market for the position as reflected by peer group and relevant survey data, and the recommendations of our CEO (except with respect to his own base salary). Consistent with our compensation philosophy, the Compensation Committee sets base salaries that are at or below the market median. For purposes of ascertaining the competitive market, the Compensation Committee reviews compensation data compiled from our compensation peer group.

Annual Performance-Based Bonus
In addition to base salaries, our senior officers, including the NEOs, are eligible to receive annual performance-based bonuses, which are designed to provide appropriate incentives to our senior officers to achieve defined annual corporate and individual goals (“KPIs”) (the “Bonus Award”).

Prior to the start of each fiscal year, our Board approves our annual operating plan, which forms the basis for our corporate KPIs. At the start of the fiscal year, the Compensation Committee also reviews and sets the framework for the Bonus Award for the fiscal year, including establishing a target bonus opportunity for each participating senior officer, including the NEOs, and selecting the applicable corporate and individual KPIs for the fiscal year. The Compensation Committee may determine that a NEO’s Bonus Award should be weighted more or less on a particular corporate goal for which such executive has greater control or responsibility. The Bonus Award for each of fiscal 2023 and fiscal 2024 had no minimum bonus percentage or amount established for the NEOs and, as a result, the bonus amounts vary each year based on corporate and individual performance.

After the end of the year, the Compensation Committee reviews our performance against predetermined goal weightings assigned to each corporate and individual KPI and determines the extent to which the Bonus Award has been achieved by each senior officer, including the NEOs. The Compensation Committee may approve Bonus Awards in an amount above or below the amount resulting from the calculation described above, based on other factors, for example based on events or circumstances that arise after the original KPIs are set.

For fiscal 2024, the actual Bonus Award paid was calculated by multiplying the NEOs annual base salary, target bonus percentage, and the percentage attainment of the corporate and individual KPIs established for such NEO for the year. For fiscal 2024, the target bonus percentage for Mr. Taheri was 70% of his base salary, and his overall bonus achievement was 95% of target; the target bonus percentage for Mr. Benton was 60% of his base salary, and his overall bonus achievement was 89.8% of target, the target bonus percentage for Mr. Guichard was 25%, and his overall bonus achievement attainment was 98.1% of target. Mr. Camposano had a target bonus percentage of 20%, which was paid at 100% of target, prorated to the date of the termination of his employment in accordance with the Separation and Release Agreement described below.

In May 2024, the Compensation Committee determined that 30% of the fiscal 2024 Bonus Award would be paid to senior officers in cash and 70% would be paid in immediately vested RSUs. The value of the RSU portion of the fiscal 2024 Bonus Award is reported in the Stock Awards column of the Summary Compensation Table.

Long Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to incentivize our executive officers for long-term corporate performance based on the potential for increases in the value of our common stock and thereby, further align their interests with the interests of our stockholders (“RSU Awards”). In January (and for our Chief Executive Officer, in February) 2024, the Compensation Committee made RSU Awards to our NEOs who were employed at the start of fiscal 2024. Additionally, the Compensation Committee made new hire and promotion RSU Awards to non-NEO senior officers hired or promoted during fiscal 2024.

In making its decisions, the Compensation Committee exercised its judgment to set the size of each fiscal 2024 RSU Award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value and based on the Compensation Committee’s assessment of our financial results for fiscal 2023, its evaluation of the NEO’s achievement of their individual KPIs, as applicable, an assessment of the equity award practices of the companies in our compensation peer group, our need to motivate and retain our senior officers, and an assessment of the outstanding equity awards then-held by each NEO.

Each RSU Award granted in fiscal 2023 and fiscal 2024 generally vests over four years, with one-fourth of the total number of shares of our common stock subject to the award vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal quarterly tranches until fully vested, subject to the senior officer’s continued employment with us through each relevant vesting date.
SUMMARY COMPENSATION TABLE
The following table presents summary information regarding total compensation for the years ended December 31, 2023 and 2024 for each of our NEOs.

Name	Year	Salary (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Dr. Babak A. Taheri	2024	485,000	6,965,746	129,010	90,194 (5)	7,669,950
Chief Executive Officer & Director	2023	454,168	554,686	174,000	22,550 (5)	1,205,404
Ryan Benton (6)	2024	370,082	191,268	123,258	13,800	698,408
Former Chief Financial Officer	2023	122,348	2,737,967	49,000	3,760	2,913,075
Eric Guichard	2024	343,370 (7)	223,085	47,510	13,800	627,765
SVP and General Manager, TCAD
Dr. Raul Camposano (8)	2024	308,000	153,500	61,600	10,421	533,521
Former Chief Technology Officer	2023	291,000	171,000	57,000	9,630	528,630
(1)All base salaries reported represent actual base salaries paid for fiscal 2023 and fiscal 2024.
(2)The amounts in this column represent the aggregate grant-date fair value of awards granted to each individual under our equity incentive plans, computed in accordance with ASC Topic 718. See Notes 11 to our audited consolidated financial statements as of, and for the years ended December 31, 2023 and 2024, respectively, for a discussion of the assumptions we made in determining the grant-date fair value of our equity awards. Such grant-date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by the NEOs in connection therewith.

For Dr. Taheri and Messrs. Benton and Guichard in fiscal 2024, the amounts in this column reflect the aggregate grant-date fair value of the RSU Awards granted to the NEOs in fiscal 2024 and the portion of the fiscal 2024 Bonus Award that was paid to the NEOs in immediately vested RSUs, as follows:

Name	2024 RSU Award ($)	2024 Bonus Award RSUs ($)
Dr. Babak A. Taheri	6,772,230	193,516
Ryan Benton	115,125	76,143
Eric Guichard	191,875	31,210
(3)The amounts in this column represent the applicable service provider’s total cash Bonus Award for fiscal 2023 and fiscal 2024, as applicable.
(4)The amounts in this column represent Company contributions in connection with a Company-sponsored 401(k) matching arrangement.

(5)In addition to Company contributions in connection with the Company-sponsored 401(k) matching arrangement, the amount includes payments to Dr. Taheri of (i) $12,650 and $12,000 for fiscal 2023 and fiscal 2024, respectively, in connection with Dr. Taheri’s car lease payment, (ii) $34,394 for fiscal 2024, toward Dr. Taheri’s whole life insurance premiums, including taxes, and (iii) reimbursement of $30,000 of legal expenses incurred in fiscal 2024, connection with the negotiation of his Amended and Restated Employment Agreement, as described on page 22.
(6)On March 21, 2025, Mr. Benton resigned from his role as Chief Financial Officer, effective April 11, 2025.
(7)The amount includes $22,400 in remuneration for Mr. Guichard’s service as Managing Director of Silvaco France, SA, beginning on March 1, 2024.
(8)On December 13, 2024, the Company and Dr. Camposano agreed that he would retire from his role as Chief Technology Officer, effective immediately.

Compensation Arrangements with Our Named Executive Officers and Potential Payments Upon Termination or Change of Control
Below are descriptions of our employment agreements with our Chief Executive Officer and, to the extent applicable to fiscal 2023 and fiscal 2024 compensation, the employment offer letters with our other senior officers, including the other NEOs. The employment agreements and employment offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary and eligibility for employee benefits. Our NEOs are also eligible to earn an annual bonus and receive equity awards. Our NEOs are also eligible for severance and change in control benefits under our Executive Severance Plan, as described below

Agreements with Dr. Babak A. Taheri
On February 29, 2024, we entered into an Amended and Restated Employment Agreement with Dr. Taheri (the “A&R Employment Agreement”), effective as of January 1, 2024. The A&R Employment Agreement amended and restated Dr. Taheri’s offer letter agreement with us dated November 23, 2021, to serve in the position of Chief Executive Officer. The A&R Employment Agreement of Dr. Taheri provides that Dr. Taheri is entitled to receive an annual base salary of $485,000 effective as of December 1, 2023. Such base salary shall be evaluated annually by the Board beginning in early 2025, with any Board-approved adjustments effective retroactively as of January 1 of such adjustment year. Additionally, beginning with fiscal 2024, Dr. Taheri shall be eligible to earn an annual cash incentive bonus of 60% of his then-current base salary subject to the achievement of certain performance targets. Pursuant to the terms A&R Employment Agreement, Dr. Taheri received a grant of 350,000 RSUs, 175,000 of which vested on [May 14, 2024], and 175,000 of which will vest over a two-year period following the closing of our IPO, with 50% of these RSUs vesting on the one-year anniversary of the closing of the IPO and 1/8th of these RSUs vesting in equal quarterly installments during the next 4 quarters thereafter.

Dr. Taheri is eligible to participate in Company benefits generally available to Company executives. In addition, the A&R Employment Agreement provides for the following additional benefits: (1) up to $20,000 annually toward whole life insurance policy premium; (2) car lease reimbursement up to $1,000 per month, which will be treated as additional income and not grossed-up; (3) attorney’s fees up to $30,000 for review and negotiation related to the A&R Employment Agreement; and (4) relocation reimbursement up to $15,000 if the Company requests a relocation of Dr. Taheri’s place of work to the Company headquarters.

Dr. Taheri received an RSU Award of 72,985 RSUs on January 26, 2023, with a vesting commencement date of January 1, 2023, subject to both a time-based vesting requirement and a liquidity event vesting requirement, which were satisfied with respect to 47,896 RSUs upon the closing of our IPO. The remaining 25,089 RSUs are eligible to vest in equal quarterly installments from July 1, 2024, to January 1, 2026, subject to continuous service through each applicable vesting date.

Dr. Taheri received an RSU Award of 73,000 RSUs granted on January 29, 2024, with a vesting commencement date of January 1, 2024, subject to both a time-based vesting requirement and a liquidity event vesting requirement which were satisfied with respect to 36,500 RSUs upon our IPO. For the remaining 36,500 RSUs, 18,250 shares satisfied the time-based vesting requirement on January 1, 2025, and 18,250 shares are eligible to satisfy the time-based vesting requirement in equal quarterly installments from April 1, 2025, to January 1, 2026, subject to continuous service through each applicable vesting date.

Agreements with Dr. Raul Camposano
We entered into an offer letter agreement with Dr. Camposano, dated December 25, 2021, to serve in the position of Chief Technology Officer. This offer letter provided for an annual base salary of $283,000 and eligibility to participate in our annual bonus plan, with his bonus awarded quarterly based on the achievement of corporate and individual goals. Dr. Camposano’s offer letter also provides for an initial grant of 50,000 RSUs, which vest over four years, vesting as to 25% after one year with the remaining 75% vesting quarterly over the following three years, subject to Dr. Camposano’s continuous service with us through each such vesting date

Dr. Camposano received an RSU Award of 22,500 RSUs on January 26, 2023, with a vesting commencement date of January 1, 2023, subject to both a time-based vesting requirement and a liquidity event vesting requirement, which was met upon the consummation of our IPO. Upon the closing of the IPO, 14,765 of such RSUs vested. The remaining 7,735 RSUs were eligible to vest in equal quarterly installments from July 1, 2024, to October 1, 2025, subject to continuous service through each applicable vesting date.

Dr. Camposano received an RSU Award of 10,000 RSUs on January 29, 2024, with a vesting commencement date of January 1, 2024, subject to both a time-based vesting requirement and a liquidity event vesting requirement that was met upon the consummation of our IPO. Upon the closing of the IPO, 5,000 RSUs vested. With respect to the remaining 5,000 RSUs, 2,500 were eligible to vest subject to continued services through January 1, 2025, and the remaining 2,500 RSUs, were eligible to vest in equal quarterly installments from January 1, 2025, to January 1, 2026, subject continuous service.

On December 13, 2024, the Company and Dr. Camposano agreed that Dr. Camposano would retire from his position as Chief Technology Officer. The unvested portion of his RSU Awards were forfeited in December 2024 in connection with the termination of Dr. Camposano’s employment.

Separation and Release Agreement with Dr. Raul Camposano
We entered into a Separation and Release Agreement with Dr. Camposano, dated January 2, 2025, pursuant to which Dr. Camposano received: (i) a cash severance payment equal to six (6) months of his then-current base salary, plus his pro-rated target bonus for 2024, paid in two equal installments in January and March 2025, and (ii) payment by us of the premiums for continued group health coverage for up to six (6) months, subject to a customary waiver and release of claims.

Agreements with Ryan Benton
We entered into an offer letter agreement with Mr. Benton, dated July 20, 2023, to serve in the position of Chief Financial Officer. The offer letter provided for an annual base salary of $340,000 and eligibility to receive an annual bonus with an estimated value equal to 35% of his annual salary based upon the achievement of individual and corporate performance goals.

In addition, Mr. Benton’s offer letter agreement provided for grants of up to an aggregate of 230,000 RSUs, all of which were granted on November 30, 2023. These grants include (i) an initial grant of 75,000 RSUs which vest over four years commencing May 8, 2024, vesting as to 25% after one year with the remaining 75% vesting quarterly over the following three years, subject to Mr. Benton’s continuous service with us through each such vesting date and a qualifying liquidity event. Upon the closing of our IPO, the vesting of 50% of the unvested portion of these RSUs was accelerated pursuant to the Executive Severance Plan; (ii) a grant of 50,000 RSUs, which will vest over four years from the grant date, with vesting as to 25% on the one-year anniversary of the first full quarter following our IPO, and the remaining 75% vesting quarterly over the remaining three years, subject to Mr. Benton’s continuous service with us through each such vesting date; (iii) a grant of 30,000 RSUs, which are subject to revenue-based vesting targets during the four year period after he joined us, subject to his continued employment with the Company through each vesting date; and (iv) a grant of 75,000 RSUs, with the following vesting terms (A) 20,000 RSUs will vest quarterly over a four-year period if the VWAP of the Company’s common stock for 50 out of 60 consecutive trading days exceeds $23.75 (or 125% of the price at which the Company sold its common stock in the IPO), (B) 25,000 RSUs will vest quarterly over a four-year period if the VWAP of the Company’s common stock for 50 out of 60 consecutive trading days exceeds $28.50 (or 150% of the price at which the Company sold its common stock in the IPO), and (C) 30,000 RSUs will vest quarterly over a four-year period if the VWAP of Company’s common stock for 50 out of 60 consecutive trading days exceeds $38.00 (or 200% of the price at which the Company sold its common stock in the IPO), in each case subject to Mr. Benton’s continuous service with us through each such vesting date. The Company recognizes the importance of retaining Mr. Benton and on February 4, 2025, in light of the impact of previously disclosed litigation on the price of the Company’s common stock, the Compensation Committee approved the modification of the vesting terms of this award, such that (i) 20,000 RSUs will vest quarterly over a four-year period if the VWAP of the Company’s common stock for 50 out of 60 consecutive trading days exceeds $19.00, (ii) 25,000 RSUs will vest quarterly over a four-year period if the VWAP of the Company’s common stock for 50 out of 60 consecutive trading days exceeds $21.25, and (iii) 30,000 RSUs will vest quarterly over a four-year period if the VWAP of Company’s common stock for 50 out of 60 consecutive trading days exceeds $25.50, in each case subject to Mr. Benton’s continuous service with us through each such vesting date.

On January 29, 2024, Mr. Benton received a grant of 7,500 RSUs, with a vesting commencement date of January 1, 2024, subject to both a time-based vesting requirement and a liquidity event vesting requirement. Upon the closing of the IPO, 3,750 of such RSUs vested. For the remaining 3,750 shares, 1,875 RSUs satisfied the time-based vesting requirement on January 1, 2025, and 1,875 RSUs will satisfy the time-based vesting requirement in equal quarterly installments from April 1, 2025, to January 1, 2026, subject to continuous service.

On March 21, 2025, Mr. Benton resigned from his role as Chief Financial Officer, effective April 11, 2025. The unvested portion of Mr. Benton’s RSU awards will be forfeit upon the termination of his employment.

Agreements with Eric Guichard
On January 29, 2024, Mr. Guichard received a grant of 18,752 RSUs, with a vesting commencement date of January 1, 2024, subject to both a time-based vesting requirement and a liquidity event vesting requirement. Upon the closing of the IPO, 9,376 of such RSUs vested. For the remaining 9,376 shares, 4,688 RSUs satisfied the time-based vesting requirement on January 1, 2025, and 4,688 RSUs will satisfy the time-based vesting requirement in equal quarterly installments from April 1, 2025, to January 1, 2026, subject to continuous service.

Executive Severance Plan
We believe that reasonable severance benefits for our NEOs and certain senior officers are important because it may be difficult for them to find comparable employment within a short period of time. We also believe that it is important to protect our executive officers in the event of a change of control transaction as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change of control is an appropriate counter to any disincentive such officers might otherwise perceive in regard to transactions that may be in the best interest of our stockholders.

Accordingly, in February 2024, our board of directors approved an executive plan, or the Executive Severance Plan, which became effective on February 20, 2024, for our executive officers and other senior management, including the NEOs. The Executive Severance Plan provides for severance benefits upon a qualifying termination of employment prior to or in connection with a change of control, as described below. The Executive Severance Plan also provides for severance benefits for a qualifying termination not in connection with a change in control, as further described below. To the extent an executive participates in any other Company plan or has entered into another agreement with us that also provides for one or more of the severance benefits provided for in the Executive Severance Plan, then the Executive Severance Plan will supersede and replace in their entirety such other severance benefits.

IPO Accelerated Vesting
The Executive Severance Plan provides that upon the closing of the IPO, the NEOs were entitled to accelerated time-based vesting of a percentage of their then-unvested RSUs (the “IPO Acceleration Percentage”). For Dr. Taheri and Messrs. Benton and Camposano, the IPO Acceleration Percentage was 50%; for Mr. Guichard, the IPO Acceleration Percentage was 25%.
Severance Benefits under the Executive Severance Plan
Under the Executive Severance Plan, if a NEO’s employment is terminated by the executive officer due to “non-CIC good reason” or by us without “cause” (as such terms are defined in the Executive Severance Plan) not during the period that begins three months prior to and ends 12 months following a change in control, in each case provided that the executive delivers and allows to become effective a signed release of claims in our favor, the NEO will be entitled to (i) a cash severance payment equal to the sum of the executive’s then-current monthly based salary, multiplied by 15 for our Chief Executive Officer, 12 for our Chief Financial Officer and 9 months for our Senior Vice Presidents, plus a pro-rated target bonus for the year in which the termination occurs based on the period employed during such year, paid in two equal installments on the first payroll date following the date the release of claims is effective and the first payroll date following the six month anniversary of the release effective date, but not later than March 15th of the year following the year in which the termination occurs, (ii) payment by us of the premiums for continued group health coverage for up to 15 months for our Chief Executive Officer, 12 months for our Chief Financial Officer, and 9 months for our Senior Vice Presidents, and (iii) for our Chief Executive Officer and Chief Financial Officer only, accelerated time-based vesting of the unvested portion of the 25% of their then outstanding equity incentive awards.

Change in Control Severance Benefits under the Executive Severance Plan
Under the Executive Severance Plan, if a NEO’s employment is terminated by the executive officer due to “CIC good reason” or by the Company without “cause” (as such terms are defined in the Executive Severance Plan) during the period that begins three months prior to and ends 12 months following a change in control, in each case provided that the executive delivers and allows to become effective a signed release of claims in our favor, the NEO will be entitled to (i) a cash severance payment equal to the sum of the executive’s then-current monthly based salary, multiplied by 18 for our Chief Executive Officer and 15 for our Chief Financial Officer and Senior Vice Presidents, plus a pro-rated target bonus for the year in which the termination occurs based on the period employed during such year, paid in a single lump sum on the first payroll date following the date the release of claims is effective, but not later than March 15th of the year following the year in which the termination occurs, (ii) payment by us of the premiums for continued group health coverage for up to 18 months for our Chief Executive Officer and 15 months for our Chief Financial Officer and Senior Vice Presidents, and (iii) for all of the NEOs accelerated time-based vesting of the unvested portion of the 100% of their then outstanding equity incentive awards.

Options and Similar Equity Awards
We do not currently grant new awards of stock options, stock appreciation rights, or similar option-like equity awards. Accordingly, we have no specific policy or practice on the timing of awards of such equity awards in relation to the disclosure of material nonpublic information. In the event we determine to grant new awards of stock options or similar equity awards, the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.

Health, Welfare and Retirement Benefits
All of our current NEOs are eligible to participate in our employee benefit plans, including our medical, dental, and vision insurance plans and 401(k) plan (as described below), in each case on the same basis as all of our other employees. We currently do not contribute to a retirement plan on behalf of employees other than our 401(k) plan.

We sponsor a qualified retirement plan that contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed. We have the ability to make discretionary matching contributions under the plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table presents information regarding outstanding equity awards for each of our NEOs as of December 31, 2024. All awards in the table below are subject to the terms and conditions of the Executive Severance Plan as described above.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Yet Vested (#)	Market Value of Shares or Units of Stock that Have Not Yet Vested (2) ($)
(a)	(b)	(c)	(d)
Dr. Babak A. Taheri	4/22/2022 (3)	5,860	47,349
	1/26/2023 (4)	15,967	129,013
	2/20/2024 (5)	175,000	1,414,000
	2/20/2024 (6)	36,500	294,920
Ryan Benton	11/30/2023 (7)	14,061	113,613
	11/30/2023 (8)	30,000	242,400
	11/30/2023 (9)	75,000	606,000
	11/30/2023 (10)	50,000	404,000
	1/29/2024 (11)	3,750	30,300
Eric Guichard	5/24/2021 (12)	118	953
	4/22/2022 (13)	2,031	16,410
	1/26/2023 (14)	5,862	47,365
	11/13/2023 (15)	8,750	70,700
	1/29/2024 (16)	9,376	75,758
(1)Mr. Camposano is not included in the table because he did not have any outstanding equity awards as of December 31, 2024.
(2)The dollar amounts shown in column (d) are determined by multiplying the number of units reported in column (c) by $8.08 per share (the Company’s closing stock price on Nasdaq on December 31, 2024, the last trading day of fiscal 2024).
(3)The RSUs vested in equal installments on each of January 1, 2025, and April 1, 2025.
(4)4,562 of the RSUs vested on each of January 1, 2025, and April 1, 2025, with the remaining vesting in two quarterly installments, subject to Dr. Taheri’s continuous service through each such vesting date.
(5)Half of the RSUs will vest on May 13, 2025, with the remainder vesting in four equal quarterly installments, subject to Dr. Taheri’s continuous service through the vesting date.
(6)Half of the RSUs vested on January 1, 2025, one eighth vested on April 1, 2025, with the remainder vesting in three equal quarterly installments, subject to Dr. Taheri’s continuous service through each such vesting date.
(7)One-half of the RSUs will vest on May 8, 2025, with the remainder vesting in equal quarterly installments over one year, subject to Mr. Benton’s continuous service through each such vesting date.
(8)One-third of the RSUs will vest upon the achievement of revenue targets of $75 million, $90 million, and $120 million, respectively, during any consecutive 12-month period during the four-year period commencing May 8, 2024, subject to Mr. Benton’s continuous service through each such vesting date.
(9)20,000 RSUs will vest quarterly over a four year period if the VWAP of the Company’s common stock for 50 out of 60 consecutive trading days exceeds $23.75 (or 125% of the price at which the Company sold its common stock in the IPO), 25,000 RSUs vest quarterly over a four-year period if the VWAP of the Company’s common stock for 50 out of 60 consecutive trading days exceeds $28.50 (or 150% of the price at which the Company sold its common stock in the IPO), and 30,000 RSUs vest quarterly over a four-year period if the VWAP of Company’s common stock for 50 out of 60 consecutive trading days exceeds $38.00 (or 200% of the price at which the Company sold its common stock in the IPO), subject to Mr. Benton’s continuous service through each such vesting date.
(10)One-fourth of the RSUs will vest on July 1, 2025, with the remainder vesting in equal quarterly installments over three years, subject to Mr. Benton’s continuous service through each such vesting date.
(11)Half of the RSUs vested on January 1, 2025, with the remainder vesting in equal quarterly installments over one year, subject to Mr. Benton’s continuous service through each such vesting date.
(12)The RSUs vested on January 1, 2025.
(13)625 of the RSUs vested on each of January 1, 2025, and April 1, 2025, with the remainder vesting in two quarterly installments, subject to Mr. Guichard’s continuous service through each such vesting date.
(14) 938 of the RSUs vested on each of January 1, 2025, and April 1, 2025, with the remainder vesting in five quarterly installments, subject to Mr. Guichard’s continuous service through each such vesting date.
(15)1,250 of the RSUs vested on each of January 1, 2025, and April 1, 2025, with the remainder vesting in five equal quarterly installments, subject to Mr. Guichard’s continuous service through each such vesting date.
(16)3,125 of the RSUs vested on January 1, 2025, with the remainder vesting in eight equal quarterly installments, subject to Mr. Guichard’s continuous service through each such vesting date.

EQUITY COMPENSATION PLAN INFORMATION
The Company currently maintains three equity incentive plans: the Amended and Restated 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”), the 2024 Stock Incentive Plan, and the 2024 Employee Stock Purchase Plan (the “ESPP”). All such plans have been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2024, with respect to outstanding awards and shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by stockholders	1,502,505 (1)	—	4,601,718 (2)
Equity Compensation plans not approved by stockholders	—	—	—
Total	1,502,505	—	4,601,718
(1)Includes (i) for the 2024 Stock Incentive Plan, 190,988 shares subject to outstanding RSU awards; and (ii) for the 2014 Stock Incentive Plan, 1,311,517 shares subject to outstanding RSU awards.
(2)Includes 4,334,148 shares remaining available for issuance under the 2024 Stock Incentive Plan, including 229,225 shares that became available for issuance under the 2024 Stock Incentive Plan upon the cancellation, forfeiture, or withholding of awards under the 2014 Stock Incentive Plan; and 267,570 shares remaining available for issuance under the ESPP, in each case as of December 31, 2024. No new awards may be granted under the 2014 Stock Incentive Plan. The shares available under the 2024 Stock Incentive Plan may, subject to the plan’s limits, be used for any type of award authorized under the 2024 Stock Incentive Plan, including stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other awards specified therein. The number of shares available for issuance under the ESPP is presented before giving effect to any purchases that may be made under the ESPP during the offering period that began December 1, 2024.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS
The following table sets forth certain information, as of March 25, 2025, regarding the beneficial ownership of common stock for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock; (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
More than 5% Stockholders:
Katherine S. Ngai-Pesic (2) (3)	10,461,105	36.3%
Iliya Pesic (2)	5,748,649	20%
Yelena Pesic (2)	3,908,836	13.6%
Capital Research Global Investors (4)	1,442,516	5.0%
Directors and NEOs:
Dr. Babak A. Taheri (5)	424,747	1.5%
Ryan Benton (6)	59,016	*
Eric Guichard (7)	43,211	*
Raul Camposano	54,527	*
Katherine S. Ngai-Pesic (2) (3)	10,461,105	36.3%
Anita Ganti (8)	10,077	*
Dr. Hau L. Lee (8)	21,296	*
William H. Molloie, Jr. (8)	24,029	*
Anthony K. K. Ngai (8)	37,827	*
Dr. Walden C. Rhines (8)	21,296	*
Jodi L. Shelton (8)	21296	*
All Current Directors and Executive Officers as a Group (11):	11,124,998	38.4%
                        * Represents less than 1.0% of the outstanding shares of our common stock.

(1)The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any shares of common stock that may be acquired within 60 days of March 25, 2025. The percentage of outstanding shares of common stock beneficially owned by a person is based on 28,804,876 shares of common stock outstanding as of March 25, 2025. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that no options to acquire shares of common stock held by other persons are exercised within 60 days of March 25, 2025.
(2)Pursuant to the Stockholders Agreement, the Principal Stockholders have the right to designate individuals as nominees for election to the Board, depending on their aggregate ownership percentage of the shares of our issued and outstanding common stock. Specifically, at any time the Principal Stockholders together beneficially own in the aggregate (i) fifty percent or more, they are entitled to designate four nominees; (ii) less than fifty percent but at least forty percent, they are entitled to designate three nominees; (iii) less than forty percent but at least twenty percent, they are entitled to designate two nominees, and (iv) less than twenty percent but at least ten percent, they are entitled to designate nominee. Further, the Stock-holders Agreement provides that the Reporting Persons will vote, or cause to be voted, all outstanding shares of our common stock beneficially owned by them at any annual or special meeting of stockholders at which directors are to be elected or removed, or in actions by written consent or otherwise so as to effectuate the provisions of the Stockholders Agreement, to take all necessary action in their capacity as stockholders of the Company, or to cause the election or removal of a designated director. All of the shares held by the Principal Stockholders are subject to the Stockholders Agreement and the obligations and rights thereunder. The Principal Stockholders acknowledge and agree that they are acting as a "group" within the meaning of Section 13(d) of the Exchange Act, and such a “group” would be deemed to beneficially own an aggregate of 20,118,590 shares of Common Stock, or 69.8% of the total number of shares outstanding as of March 25, 2025. Except as described above, each Principal Stockholder has sole power to vote and dispose of the shares owned by such Principal Stockholder and disclaims beneficial ownership of shares held by other members of the group.

(3)Includes 1,000,000 shares of common stock pledged as collateral for a loan with Jefferies Wealth Management.
(4)The information is as reported on Schedule 13G as filed on February 13, 2025. Capital Research Global Investors ("CRGI") is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CRGI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital Research Global Investors." CRGI hassole power to vote and dispose of 1,442,516 shares owned by it.
(5)Includes 98,578 RSUs that vest within 60 days of March 25, 2025, and approximately 1,500 shares that will be purchased within 60 days of March 25, 2025, pursuant to the ESPP.
(6)Includes 5,156 RSUs that vest within 60 days of March 25, 2025.
(7)Includes 3,594 RSUs that vest within 60 days of March 25, 2025.
(8)Includes 7,858 RSUs that vest within 60 days of March 25, 2025.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10 percent of a registered class of the Company’s equity securities to file reports of their beneficial ownership and changes in ownership (Forms 3, 4 and 5, and any amendments thereto) with the SEC. Based solely on a review of forms filed with the SEC and written representations from executive officers and directors, we believe that all such reports that were required to be filed under Section 16(a) were timely filed, except that due to an administrative error, a Form 4 was filed late for each of Dr. Taheri, Mr. Benton, Mr. Guichard, and Mr. Camposano on November 7, 2024, to report the withholding of shares to satisfy certain tax withholding obligations associated with the settlement of vested restricted stock units on November 2, 2024, following the expiration of a contractual lock-up period.

OTHER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee charter and the Company’s Related Person Transaction Policy require the Audit Committee to review and approve all related party transactions and review and make recommendations to the full Board, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our Company. Our Audit Committee and our Board will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests. All of the transactions described below were entered into prior to the adoption of the Related Person Transaction Policy.
The following includes a summary of transactions since January 1, 2023 to which we have been a participant, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under “Executive Compensation.”
Related Party Loans and Line of Credit
In February of 2012, Gu-Guide LP, a real estate entity controlled by Ms. Ngai-Pesic, Bank of the West and the Company, as guarantor, entered into a loan agreement pursuant to which Bank of the West agreed to lend Gu-Guide LP certain amounts of money (the “Loan”). The Loan was secured by a 9,000 square foot building located in Santa Clara, California. In the event that the proceeds from the foreclosure of the foregoing collateral were insufficient to repay the outstanding amounts under the Loan, the Company guaranteed the repayment of the outstanding amounts under the Loan. The Loan was repaid in full, and the Company was released from the guarantee in July 2024.
On June 13, 2022, Silvaco entered into a $4.0 million line of credit with Ms. Ngai-Pesic (the “2022 Credit Line”). The outstanding amounts due under the 2022 Credit Line were repaid in full, and the 2022 Credit Line was terminated in May 2024. The amount of principal and interest paid by the Company under the 2022 Credit Line since January 1, 2024, was $2.1 million.
Rental Properties Leased from Ms. Ngai-Pesic
The Company has a commercial lease agreement with Kipee International, Inc., a real estate entity controlled by Ms. Ngai-Pesic, for Silvaco's corporate office in Santa Clara, California. In connection with this lease arrangement, the Company has made rent payments totaling $0.2 million since January 1, 2024. The lease will expire on April 30, 2025. The Company intends to renew the lease for an additional three year term.
The Company has two international office leases with New Horizons (Cambridge) LTD (“NHC”) and New Horizons France (“NHF”) in Cambridgeshire, England and Grenoble, France, respectively. NHC and NHF are real estate entities owned and controlled by Ms. Ngai-Pesic. In connection with these lease arrangements, the Company has made rent payments totaling $0.2 million and $0.1 million, respectively, since January 1, 2024. The NHC lease will expire on December 31, 2029. The NHF lease will expire on April 30, 2026.
Registration Rights Agreement
On April 12, 2024, in connection with our IPO, we entered into a Registration Rights Agreement with the Principal Stockholders pursuant to which they were granted certain demand registration rights, short-form registration rights and piggyback registration rights in respect of any shares of common stock owned by them and related indemnification rights from us, subject to customary restrictions and exceptions. Since January 1, 2024, the Company incurred $4.3 million in fees, costs and expenses (other than underwriting discounts and commissions) in connection with the IPO of our common stock and the registration of their shares of our common stock.

PROPOSALS AND NOMINATIONS FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials
A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2026 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting in accordance with the Rule 14a-8 of Regulation S-K under the Exchange Act must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2026 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not later than January 11, 2026, 90 days prior to the one-year anniversary of the date this proxy statement is sent to stockholders, and not earlier than December 12, 2025, 120 days prior to such one-year anniversary, or (ii) if the date of the 2026 annual meeting of stockholders is more than 30 days before or after the one-year anniversary of the Annual Meeting, not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2.3 of Article II of our Bylaws.  In addition to satisfying advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2026, which is 60 days prior to the anniversary date of the Annual Meeting. Unless the Company receives notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2026 annual meeting of stockholders.

Stockholder director nominations must be submitted in writing to:

Silvaco Group, Inc.
4701 Patrick Henry Drive
Santa Clara, CA 95054
Attn: Corporate Secretary

Proposals for Inclusion in Proxy Materials
A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2026 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 2, 2025, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2026 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2026 annual meeting of stockholders.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2026 annual meeting of stockholders, as applicable.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES
Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2024 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder promptly within their request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

Proposal 1: Elect the nominees named in the attached Proxy Statement to the Board, each to serve for a one-year term expiring in 2026.

Proposal 2: Approve the Amendment and Restatement of our Amended and Restated Certificate of Incorporation

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

“FOR” each of the Board’s nominees for election to the Board

“FOR” the Amendment and Restatement of our Amended and Restated Certificate of Incorporation

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 25, 2025 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder voting at the meeting, either via online attendance or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting. As of the Record Date, 28,804,876 shares of common stock were outstanding.

May I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/svco2025. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the Annual Meeting, we will spend up to 20 minutes answering in real-time stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at http://www.silvaco.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you (if you received your proxy material by email) in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, are posted at www.virtualshareholdermeeting.com/svco2025. If you do not have your control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders, including the ability to address management and/or the Board directly.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote while participating in the Annual Meeting live via the Internet.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/svco2025

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 21, 2025, in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Corporate Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting live during the Annual Meeting. Simply participating in the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 21, 2025.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal 1 and “FOR” Proposal 2.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Each of the proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker will not be permitted to vote your shares on any of the proposals at the Annual Meeting. If you provide voting instructions on only one of the proposals, then your shares will constitute “broker non-votes” on item for which no instruction was given.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority in voting power of all outstanding shares of stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

Proposal 2 — Amendment and Restatement of the Company’s Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve the amendment and restatement.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast for Proposal 1, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast on Proposal 1. Proposal 2 requires 66-2/3% of all outstanding shares of common stock and therefore, any abstentions or broker non-votes will have the same effect as a vote “AGAINST” Proposal 2.
GENERAL INFORMATION
PROXY SOLICITATION EXPENSES
The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor.
AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at http://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at http://www.silvaco.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s 2024 Annual Report. Any exhibits listed in the 2024 Annual Report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Requests for such copies should be addressed to the following: Silvaco Group, Inc., 4701 Patrick Henry Drive, Building #23, Santa Clara, CA 95054, Attn: Corporate Secretary; telephone (408) 567-1000.

You may also access additional information about the Company at our Internet address, http://www.silvaco.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.
HOUSEHOLDING
As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 701 Patrick Henry Drive, Building #23, Santa Clara, CA 95054, Attn: Corporate Secretary; telephone (408) 567-1000.

OTHER MATTERS
We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

APPENDIX A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SILVACO GROUP, INC.
Silvaco Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
FIRST:            The name of the corporation is Silvaco Group, Inc. The corporation’s original name was Saratoga International, Inc.
SECOND:    The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 18, 2009 and most recently amended and restated pursuant to an Amended Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 18, 2013, as amended by the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 29, 2024 (as so amended, the “Existing Certificate”).
THIRD:        Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.
FOURTH:    The Existing Certificate shall be amended and restated to read in full as follows:
ARTICLE I
The name of the corporation is Silvaco Group, Inc. (the “Corporation”).
ARTICLE II
The registered agent and the address of the registered office in the State of Delaware are:
Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
County of New Castle
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV
A.        Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is FIVE HUNDRED AND TEN MILLION (510,000,000), of which (i) FIVE HUNDRED MILLION (500,000,000) shares shall be Common Stock, par value of $0.0001 per share (the “Common Stock”), and (ii) TEN MILLION (10,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock, voting together as a single class, without the vote of the holders of Preferred Stock, unless a separate, additional vote of the holders of Preferred Stock, or of any series thereof, is expressly required pursuant to the Preferred Stock Designation (as defined below) established by the board of directors of the Corporation (the “Board”).
B.        Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue (each, a “Preferred Stock Designation”), to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the Preferred Stock Designation otherwise provides, in case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the Preferred Stock Designation and to the fullest extent permitted by law, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.
C.    Common Stock.
1.    Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.
2.    Voting Rights. Except as otherwise required by law or certificate of incorporation of the Corporation, as amended from time to time (this “Certificate of Incorporation”), each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.

3.    Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.
ARTICLE V
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:
A.     Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Notwithstanding the foregoing, for so long as the Stockholder Agreement remains in effect and the Pesic Family owns (directly or indirectly), in the aggregate, at least 25% of the voting power of the then outstanding shares of capital stock of the Corporation, following the IPO Date, the prior written approval or consent of the Pesic Family shall be required for the Corporation to (either directly or indirectly through an Affiliate or otherwise or through one or a series of related transactions and whether by merger, consolidation, division, operation of law, or otherwise):
1.    implement any amendments to this Certificate of Incorporation or the Bylaws that would adversely affect the Pesic Family’s rights thereunder;
2.    (a) effect or consummate a Change of Control Event or (b) effect any other merger, consolidation, business combination, sale, or acquisition with a Person other than the Corporation and its subsidiaries, that results in changes in the rights or preferences of the holders of Equity Securities of the Corporation; and
3.    effect the liquidation, dissolution, or winding up of the business operations of the Corporation.
B.    Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
C.    Action by Stockholders. From and after the first date (the “Trigger Date”) on which the Pesic Family, ceases to beneficially own (directly or indirectly), in the aggregate, at least 50% of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.
D.    Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
E.    Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board (or its designees) shall fix.
F.    Definitions. For purposes of this Article V, references to:
1.    “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.
2.    “beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); “beneficially owns,” “beneficially owned,” and “beneficial ownership” will have corresponding meanings.
3.    “Change of Control Event” means, with respect to the Corporation, (i) the closing of the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets or intellectual property (determined on a consolidated basis), (ii) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity)), (iii) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation, or (iv) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing and as a result of such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity); provided, however, that there shall not be a Change of Control Event hereunder if (A) the sole purpose of a transaction is to change the state of incorporation of the Corporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Corporation’s securities immediately prior to such transaction or (B) one or more the Pesic Family or, in the event the Pesic Family are deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act, one or more the Pesic Family, becomes the beneficial owner of fifty percent (50%) or more of the then-outstanding Voting Securities.
4.    “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities, by agreement, or otherwise. The terms “controls,” “controlled,” and “controlling” will have corresponding meanings.
5.    “Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, or warrants, options, or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation, and any other ownership or profit interests issued by such Person (including partnership or member interests therein), whether voting or nonvoting, and regardless of whether any such option, award, or right is vested or whether any conditions to the exercise of the rights conferred thereby have been met.
6.    “Governmental Authority” shall mean any federal, state, tribal, local, or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission, or similar dispute resolving panel or body, or any applicable self-regulatory organization.
7.    “IPO Date” means May 13, 2024.
8.    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any Governmental Authority or any department, agency, or political subdivision thereof.
9.    “Pesic Family” shall mean Katherine Ngai-Pesic, Iliya Pesic, and Yelena Pesic, and each of their respective affiliates, collectively voting together as a single entity.
10.    “Stockholder Agreement” shall mean the Stockholder Agreement, dated as of April 12, 2024, by and among the Corporation and the Pesic Family (as the same may be amended, restated, supplemented, and/or otherwise modified from time to time in accordance with its terms).
11.    “Voting Securities” means the Common Stock and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation.
ARTICLE VI

A.    Number and Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall have a term of office that expires at each of the Corporation’s annual meeting of stockholders following the effectiveness of the filing of this Certificate of Incorporation, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created.
B.    Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.
C.    Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or other cause shall, unless otherwise required by law or determined by the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
D.    Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
E.    Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, ~~but only for~~with or without cause, ~~and only~~ by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.
ARTICLE VII
The Board is expressly authorized to adopt, amend, or repeal the Bylaws. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the affirmative vote of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.
ARTICLE VIII
A.    Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL hereafter is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.
B.    Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.
C.    Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.
ARTICLE IX
A.    Exclusive Forum; Delaware Chancery Court. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of any fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, any Preferred Stock Designation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or Bylaws, or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine. If any action, the subject matter of which is within the scope of this Section, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case, to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.
B.    Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.
C.    Equitable Relief. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
ARTICLE X
Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.
ARTICLE XI
The effective date of this Amended and Restated Certificate of Incorporation shall be May [22]~~13~~, 2025~~4~~.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this amended and restated certificate to be signed by its Chief Executive Officer this ____~~10th~~ day of May, 2025~~4~~.
SILVACO GROUP, INC.

By:
Dr. Babak Taheri, Chief Executive Officer

SILVACO

SILVACO GROUP, INC.
4701 PATRICK HENRY DRIVE, BLDG #23
SANTA CLARA, CA 95054

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SVCO2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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V69554-P29261 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SILVACO GROUP, INC.

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of 9 Director Nominees

Nominees:	**For**	**Against**	**Abstain**
1a. Anita Ganti	☐	☐	☐
1b. Hau Lee	☐	☐	☐
1c. William H. Molloie, Jr.	☐	☐	☐
1d. Anthony Ngai	☐	☐	☐
1e. Katherine Ngai-Pesic	☐	☐	☐
1f. Iliya Pesic	☐	☐	☐
1g. Walden Rhines	☐	☐	☐
1h. Jodi Shelton	☐	☐	☐
1i. Babak A. Taheri	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V69555-P29261

SILVACO GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2025 9:00 AM PDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Carrie Allegretti and Candace Jackson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SILVACO GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. PDT, on May 22, 2025, virtually at www.virtualshareholdermeeting.com/SVCO2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side